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                                    EXHIBIT C
                    (STERLING WORLDWIDE CORPORATION EMPLOYEE
           STOCK GRANT, OPTION AND AWARD PLAN DATED OCTOBER 28, 1997)

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         STERLING WORLDWIDE CORPORATION EMPLOYEE STOCK GRANT, OPTION AND
                                   AWARD PLAN


                                    ARTICLE I

                                    THE PLAN

1.1. Name. This plan shall be known as the "Sterling Worldwide Corporation Employee Stock Grant, Option and Award Plan" (hereinafter the "Plan").

1.2. Purpose. The purpose of the Plan is to advance the interests of the Company and its shareholders by:

         (A) Affording to key personnel of the Company an opportunity to acquire or increase their proprietary interest in the Company by the issuance to such individuals of Awards or Options under the terms set forth herein. By thus encouraging such individuals to become owners of Company shares, the Company seeks to motivate, retain, and attract those highly competent individuals upon whose judgment, initiative, leadership, and continued efforts the success of the Company in large part depends; and


         (B) Authorizing the Company to issue stock as Grants to those individuals who have provided, or are expected to provide, valuable services to the Company but are ineligible to receive an

Award or Option, all as provided under the terms set forth herein.

1.3. Effective Date. The Plan shall become effective upon approval by the Board.


                                   ARTICLE II

                                   DEFINITIONS

         As used herein, the following terms have the meanings hereinafter set forth unless the context clearly indicates to the contrary:

         (A) "Company" shall mean Sterling Worldwide Corporation.

         (B) "Plan" shall mean Sterling Worldwide Corporation Employee Stock Grant, Option and Award Plan, the terms of which are set forth herein.
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         (C) "Stock" shall mean the Common Stock of the Company or, in the event that the outstanding shares of Stock are hereafter changed into or exchanged for shares of a different class of securities of the Company or some other corporation, such other stock or securities.

         (D) "Board" shall mean the Board of Directors of the Company.

         (E) "Committee" shall mean the Compensation Committee of the Company.

         (F) "Award(s)" shall mean an award or awards of Stock pursuant to the provisions of Article VI hereof.

         (G) "Awardee" shall mean an individual to whom an Award has been granted hereunder.

         (H) "Option(s)" shall mean an option or options to purchase Stock pursuant to the provisions of Article VII hereof.

         (I) "Optionee" shall mean an individual to whom an Option has been granted hereunder.

         (J) "Grant(s)" shall mean a grant or grants of Stock pursuant to the provisions of Article VIII hereof.

         (K) "Grantee" shall mean an individual to whom a Grant has been made hereunder.


                                   ARTICLE III

                                  PARTICIPANTS

3.1. Eligibility. Subject to the express provisions of the Plan, any permanent salaried employee, officer, director or consultant and any other individual designated pursuant to this Plan, who renders financial, legal, managerial, technical or professional services to or for the benefit of the Company shall be eligible to participate in the Plan. While all such individuals are eligible to participate in the Plan, it is contemplated that only the individuals who perform special or extraordinary services to the Corporation will receive Awards, Options or Grants under this Plan.
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                                   ARTICLE IV

                                 ADMINISTRATION

4.1. Duties and Powers of the Board. The Plan shall be administered by the Board unless delegated as provided for herein to the Compensation Committee. Subject to the express provisions of the Plan, the Board shall have the authority to determine from among eligible individuals those to whom, and the time or times at which, Awards, Options or Grants may be issued and the number of shares of Stock to be subject to each Award, Option or Grant. Subject to the express provisions of the Plan, the Board shall also have authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in the administration of the Plan.

4.2. Majority Rule. A majority of the members of the Board shall constitute a quorum, and any action taken by a majority of the members present at a meeting at which a quorum is present, or any action taken without a meeting evidenced by a writing executed by a majority of the whole Board, shall constitute the action of the Board.

4.3. Compensation Committee. The Board of Directors shall form a committee of no fewer than three (3) of its members, except that if there are fewer than three directors on the Board then the committee shall be comprised of one director; the committee shall exercise its right and assume all of its duties prescribed hereunder including the awarding of grants awards and options.

                                    ARTICLE V

                         SHARES OF STOCK SUBJECT TO PLAN

5.1. Limitations. The maximum number of shares of Stock that may be issued as an Award(s) under Article VI herein is five hundred thousand (500,000), the maximum number of shares of Stock that may be subject to an Option(s) under Article VII herein is one million two hundred fifty thousand (1,250,000) and the maximum number of shares of Stock that may be issued as a Grant(s) under Article VIII herein is one million two hundred fifty thousand (1,250,000), subject to adjustment pursuant to the provisions of Article V, Section 5.3 herein. Such shares of Stock may be either authorized and unissued Stock or Stock issued and thereafter reacquired by the Company.
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5.2.     Awards and Options Issued Under Plan. If Stock issued as an Award is reacquired by the Company, or if an Option terminates for any reason without being wholly exercised, new Awards or Options may be issued hereunder covering the number of shares of Stock to which such reacquisition or termination relates.

5.3. Anti-dilution. In the event that the outstanding shares of Stock are hereinafter changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of merger, consolidation, other reorganization, recapitalization, reclassification, combination of shares, stock split-up, or stock dividend:

         (A) The aggregate number and kind of shares of Stock subject to Awards, Options and Grants which may be issued hereunder shall be adjusted appropriately;

         (B) Rights under outstanding Options granted hereunder, both as to the number of subject shares of Stock and the Option price, shall be adjusted appropriately;

         (C) Where dissolution or liquidation of the Company or any merger or combination in which the Company is not a surviving corporation is involved, each outstanding Option granted hereunder shall terminate, but the Optionee shall have the right, immediately prior to such dissolution, liquidation, merger, or combination, to exercise his/her Option in whole or in part, to the extent that it shall not have been exercised;

         (D) Such new, additional or different shares or securities which are distributed to an Awardee, in his/her capacity as the owner of Stock issued as an Award under Article VI herein, or to an Optionee, in his/her capacity as the owner of Stock acquired by exercise of an Option under Article VII herein, shall be subject to all the conditions and restrictions applicable to Stock as herein provided; and

         (E) The foregoing adjustments and the manner of application of the foregoing provisions shall be determined solely by the Board or Compensation Committee and any such adjustment may provide for the elimination of fractional share interests.
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                                   ARTICLE VI

                                     AWARDS

6.1. Award. Each Award granted hereunder shall be evidenced by minutes of a meeting or the written consent of the Board or the Compensation Committee, approving of said grant.

6.2. Participation Limits. An Awardee must be in the employ of the Company as an employee, officer, director of, or consultant to, the Company prior to receiving an Award hereunder.

6.3. Forfeitability of Stock. All shares of Stock issued as an Award under the provisions of this Article VI shall be forfeited and immediately returned to the Company upon the termination of employment of the Awardee with the Company prior to the expiration of two (2) years from the date of the Award. With respect to shares of Stock issued as an Award to a consultant who is not an employee, the Board, at the time of the Award, shall establish a performance index directly related to the services to be performed by the consultant. All shares of Stock issued to an Awardee who is a consultant shall be forfeited and immediately returned to the Company upon the failure to satisfy or the violation of such performance index prior to the expiration of two (2) years from the date of the Award.

6.4.     Transfer of Stock. Shares of Stock issued as an Award under this
         Article VI may not be sold, transferred, assigned, alienated or hypothecated for two (2) years period following the date of Award.

6.5. Assignment of Know-How. Any Award made pursuant to this Article VI is specifically conditioned upon the Awardee executing such agreement deemed necessary by the Board under which the Awardee agrees to assign all know-how, patents and proprietary information developed while in the Company's employ to the Company and agrees not to engage in any activity, directly or indirectly, which can be considered to be in competition with the Company's business while in the Company's employ.

6.6. Certificates. Stock certificates evidencing shares of Stock shall be issued in the sole name of the Awardee and delivered to him, free of any legend.
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6.7.     Rights as Shareholder. Subject to the provisions of Section 6.3 herein, upon issuance of a certificate for an Award of Stock hereunder, the Awardee shall have the rights of a shareholder with respect to such Stock, including the right to vote the shares of Stock and receive all dividends and other distributions paid or made with respect thereto.

6.8. Forfeitability. In the event an awardee is dismissed for cause or resigns prior to the expiration of two years after the date of the award, such award will become null and void and will be canceled on the books of the Company, and all certificates and documents shall be returned by the awardee to the Company.


                                   ARTICLE VII

                                     OPTIONS

7.1. Option Grant and Agreement. Each option granted hereunder shall be evidenced by minutes of a meeting or the written consent of the Board or Compensation Committee, approving of said grant, and by a written Stock Option Agreement dated as of the date of grant and executed by the Company and the Optionee, which Agreement shall set forth such terms and conditions as may be determined by the Board or Committee consistent with the Plan.

7.2. Participation Limits. An Optionee must be in the employ of the Company as an employee, officer or director of, or consultant to the Company prior to the grant of an Option to acquire Stock hereunder.

7.3. Exercise Price. The Option exercise price per share of Stock underlying each Option shall be determined by the Board or Committee. The exercise price shall be paid in cash, or on such other terms as the Board otherwise determines. The Optionee shall pay all withholding tax liability with respect to the exercise of any Option hereunder, if any.

7.4. Option Period. The period for the exercise of each Option shall commence immediately upon the date of the grant of the Option and the expiration date of each Option shall be two (2) years from the date of the grant of the Option.

7.5. Option Exercise. An Option shall be deemed exercised upon the delivery to the Company at its principal office, of the Optionee's written notice of intent to exercise the Option, which notice shall specify the number of shares to which the
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         exercise relates, accompanied by payment in full for all shares of
         Stock.

7.6. Nontransferability of Option. No Option shall be transferred by an Optionee other than by will or the laws of descent and distribution, subject to Section 7.7 below. During the lifetime of an Optionee the Option shall be exercisable only by him.

7.7. Effect of Death. Notwithstanding anything contained herein to the contrary, if the Optionee shall die prior to the date the Option is exercised, then within sixty (60) days of the date of the Optionee's death, the Optionee's estate shall have the right to exercise the decedent's unexercised Option for that number of shares of Stock which bears the same ratio as the number of whole calendar months from the date of the grant of the Option to the date of the Optionee's death bears to twenty-four (24).

7.8. Rights as Shareholder. An Optionee or his/her estate, as the case may be, shall have no rights as a shareholder with respect to any shares of Stock underlying an Option until the Option is exercised as provided herein.

7.9. Forfeitability. In the event of termination of employment with the Company of an Optionee prior to expiration of the Option, all unexercised Options as of the date of termination shall be forfeited and immediately returned to the Company.


                                  ARTICLE VIII

                                     GRANTS

8.1. Grant. Each Grant of Stock made hereunder shall be evidenced by minutes of a meeting or the written consent of the Board or Compensation Committee, approving of said grant.

8.2. Participation Limits. A Grantee must have made substantial contributions and shown loyal dedication to the Company and be ineligible to receive an Award or Option.
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                                   ARTICLE IX

                TERMINATION, AMENDMENT AND MODIFICATIONS OF PLAN

9.1. Termination, Amendment and Modifications of the Plan. The Board may at any time and from time to time terminate, amend or modify the Plan; provided, however, that any termination, amendment or modification of the Plan shall in no manner affect any Award, Option or Grant theretofore issued under the Plan without the consent of the respective Awardee, Optionee or Grantee.


                                    ARTICLE X

                                  MISCELLANEOUS

10.1 Employment. Nothing in the Plan or in any Award, Option or Grant issued hereunder or in any Stock Option or other related Agreement shall confer upon any individual the right to be employed by, or continue in the employ of, the Company.

10.2 Other Compensation Plans. The adoption of the Plan shall not affect any other stock option, incentive or other compensation plans of the Company, nor shall the Plan preclude the Company from establishing any other forms of incentive or other compensation for employees of the Company or other individuals.

10.3 Plan Binding on Successors. The Plan shall be binding upon the successors and assigns of the Company.

10.4 Singular, plural, gender. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender.

10.5 Headings. The headings of Articles and Sections hereof are inserted for convenience and do not constitute a part of the Plan.

         Date: October 28, 1997